CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus dated July 28, 2010 for Invesco Van Kampen Core Equity Fund, that is incorporated by reference in the Proxy Statement/Prospectus in the Registration Statement of AIM Equity Funds (Invesco Equity Funds) on Form N-14.
We also consent to the reference to our firm as predecessor fund’s auditor under the caption “Independent Registered Public Accounting Firm” and to the incorporation by reference of our report dated May 18, 2010 for Van Kampen Core Equity Fund, in the Statement of Additional Information dated October 29, 2010 of AIM Counselor Series Trust (Invesco Counselor Series Trust), that is incorporated by reference in the Statement of Additional Information in the Registration Statement of AIM Equity Funds (Invesco Equity Funds) on Form N-14.

/s/ ERNST & YOUNG LLP
Chicago, Illinois
November 22, 2010